Mail Stop 4561

      January 31, 2006



Mr. Daniel R. McAuliffe, Jr.
Chief Financial Officer and Director
Citigroup Managed Futures LLC
399 Park Avenue - 7th Floor
New York, NY  10022

Re:	Smith Barney Diversified Futures Fund L.P.
Form 10-K for the fiscal year ended December 31, 2004
      File No. 0-26132

Dear Mr. McAuliffe:

We have completed our review of your Form 10-K and the amendments thereto and have no further comments at this time.


								Sincerely,



      Steven Jacobs
      Branch Chief


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Mr. Daniel R. McAuliffe, Jr.
Smith Barney Diversified Futures Fund L.P.
January 4, 2006
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